Exhibit 99.1

NEWS RELEASE

Layne Christensen Company Announces Full Exercise of Over-Allotment Option by the Initial Purchaser of its 4.25% Convertible Senior Notes due 2018

HOUSTON, TX – December 5, 2013 – Layne Christensen Company (NASDAQ Global Select market: LAYN) (the “Company”) announced today that the initial purchaser of the Company’s previously announced private placement of 4.25% Convertible Senior Notes due 2018 (the “notes”) has exercised in full the initial purchaser’s option to purchase an additional $15.0 million aggregate principal amount of notes to cover over-allotments. The net proceeds to the Company from the exercise of this option, after deducting the initial purchaser’s discounts and commissions, will be approximately $14.5 million, including accrued interest. The Company intends to use these proceeds to pay off the amounts outstanding under the Company’s revolving credit facility and intends to use the excess for working capital and general corporate purposes. The notes were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, by the initial purchaser of the notes. The closing of the over-allotment option is expected to occur on December 5, 2013, subject to customary closing conditions.

Jefferies acted as the sole initial purchaser for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the notes or any common stock issuable upon conversion of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. Offers and sales of the notes were made only by means of a private offering memorandum. The offer and sale of the notes and any shares of the Company’s common stock issuable upon conversion of the notes have not been registered under the Securities Act or applicable state securities laws, and they may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Layne Christensen Company

Layne is a global water management, construction and drilling company, providing responsible solutions to the world of essential natural resources — water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

Forward-Looking Statements

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors. These forward-looking statements include statements regarding the satisfaction of the closing conditions contained in the purchase agreement between the Company and the initial purchaser, and the Company’s planned use of any of the proceeds from the exercise of the over-allotment option. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of several factors, including, but not limited to, market and other general economic conditions, the Company’s and the initial purchaser’s ability to satisfy the conditions required to close the exercise of the over-allotment option. The reader is cautioned not to rely on these forward-looking statements. Other risks and uncertainties are described in detail in Layne Christensen Company’s Annual Report on Form 10-K for the year ended January 31, 2013, in Layne Christensen Company’s Quarterly Reports on Form 10-Q for the periods ended April 30, 2013 and July 31, 2013, each as filed with the U.S. Securities and Exchange Commission, and in Layne Christensen Company’s Current Report on Form 8-K filed on November 5, 2013. All forward-looking statements are based on information currently available to Layne Christensen Company, and Layne Christensen Company assumes no obligation to update any such forward-looking statements, except as required by law.

Contact: Jim Easter, Chief Financial Officer, Layne Christensen Company. (281) 475-2694